EXHIBIT 21

EXHIBIT 21 — SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation
MainSource Bank	Indiana
MainSource Insurance, LLC	Indiana
New American Real Estate, LLC	Indiana
MSB Investments of Nevada, Inc.	Nevada
MSB Holdings of Nevada, Inc.	Nevada
MSB of Nevada, LLC	Nevada
MSB Realty, Inc.	Maryland
MainSource Risk Management	Nevada
MainSource Statutory Trust I	Connecticut
MainSource Statutory Trust II	Connecticut
MainSource Statutory Trust III	Delaware
MainSource Statutory Trust IV	Delaware
FCB Bancorp Statutory Trust I	Delaware
CDE Fifty-One Service Corporation	Indiana
Peoples Building & Savings Service Corp	Ohio